As filed with the Securities and Exchange Commission on July 8, 2011
 Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

IMH Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)
___________________

Delaware	27-1537126
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Rd., Suite 5000
Scottsdale, Arizona 85251
(Address, Including Zip Code, of Principal Executive Offices)
___________________

2010 IMH Financial Corporation
Employee Stock Incentive Plan
 (Full Title of the Plan)
___________________

William G. Meris
President
IMH Financial Corporation
4900 N. Scottsdale Rd., Suite 5000
Scottsdale, Arizona 85251
(480) 840-8400
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Peter T. Healy, Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
(415) 984-8833
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION  OF REGISTRATION  FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	1,200,000(1) shares	$9.58(2)	$11,496,000(2)	$1,334.69(2)

(1)This Registration Statement covers, in addition to the number of shares of IMH Financial Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the 2010 IMH Financial Corporation Employee Stock  Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

 (2)Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the fair market value determined by the Board of Directors of the Common Stock computed as of June 30, 2011.

The Exhibit Index for this Registration Statement is at page 10.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1)

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010, filed with the Commission on April 15, 2011 (Commission File No. 000-52611);

(b)	The Company’s Current Reports on Form 8-K, filed with the Commission on April 8, 2011, April 21, 2011, April 22, 2011, April 26, 2011 and June 13, 2011 (Commission File No. 000-52611); and

(d)
The description of the Company’s Common Stock contained in its Registration Statement on Form S-4 filed with the Commission on May 10, 2010 (Commission File No. 333-164087), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s Certificate of Incorporation provides for the limitation of liability and indemnification of its directors to the fullest extent provided by the Delaware General Corporation Law (“DGCL”), as it exists or may hereafter be amended.

Under Section 102(b)(7) of the DGCL, a corporation’s certificate of incorporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

Section 145(a) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent, or former director, officer, employee or agent, or is or was serving, as the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation, or any person who was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

In addition on November 19, 2010, the Registrant entered into an indemnification agreement with each of (i) Shane Albers, the Registrant’s former chief executive officer and the former chairman of the Registrant’s board of directors, (ii) William Meris, the Registrant’s president and a member of the Registrant’s board of directors, and (iii) Steven Darak, the Registrant’s chief financial officer and a member of the Registrant’s board of directors.  Pursuant to these agreements, the Registrant has agreed to indemnify each of Messrs. Albers, Meris and Darak against certain expenses, judgments, fines and amounts paid in connection with certain actions, suits, investigations and hearings related to the fact of their service as one of the Registrant’s directors and or officers, or related to actions taken by each in such capacity.

Each indemnification agreement supplements existing indemnification provisions of the Registrant’s Certificate of Incorporation and Bylaws, and, in general, provides for indemnification to the maximum extent permitted by Delaware law, subject to the exceptions, terms and conditions provided in each indemnification agreement. The Registrant has agreed to provide indemnity for fees and expenses, damages, losses, liabilities, judgments and amounts paid in settlement, each to the extent actually and reasonably incurred by or on behalf of the indemnitee in any action, demand, suit or proceeding, including any investigation, inquiry, hearing or alternative dispute resolution process, in which an indemnitee is or is threatened to be involved as a party, witness or otherwise by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving as a director or officer of another entity at the Registrant’s request. Each indemnification agreement also provides that, if requested by an indemnified person, the Registrant will advance to the indemnified person expenses incurred in connection with any proceeding arising out of such indemnified person's service to the Registrant, subject to reimbursement by the indemnified person should a final judicial determination be made that indemnification is not available under applicable law, and that the Registrant may purchase and maintain insurance against any liability asserted against, and incurred by, the indemnified person arising out of their service to the Registrant, if such insurance is available on commercially reasonable terms.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 10, which is incorporated herein by reference.

Item 9.	Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on July 8, 2011.

IMH FINANCIAL CORPORATION

By:	/s/ Steven Darak
Steven Darak
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven Darak as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Meris	President and Director	July 8, 2011
William Meris	(Principal Executive Officer)

/s/ Steven Darak	Chief Financial Officer and Director	July 8, 2011
Steven Darak	(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit
Number                                    Description of Exhibit

4.
2010 IMH Financial Corporation Employee Stock Incentive Plan.  (Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 23, 2010 (Commission File No. 000-52611) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of BDO USA, LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).